Exhibit 23

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in (i) the Registration Statement (Form S-3, No. 333-139340) of Tech Data Corporation and in the related Prospectus and in (ii) the Registration Statements (Forms S-8, Nos. 33-62181, 33-60479, 333-93801, 333-85509, 333-59198, and 333-144298) pertaining to the Tech Data Corporation incentive plans of our report dated June 26, 2008 with respect to the financial statements and schedule of the Tech Data Corporation 401(k) Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Tampa, Florida

June 26, 2008